UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2007

Frankfort Tower Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-08009	36-3060977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 4548 Lafayette, IN	47903-4548
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 654-4491

Item 8.01. Other Events.

Frankfort Tower Industries, Inc., a Delaware corporation (f/k/a ROHN Industries, Inc.) (the "Company"), has previously described in a prior report on Form 8-K, that, on July 25, 2007, the Superior Court for the State of Delaware entered Final Judgment in favor of the Company for damages and pre-judgment interest with respect to claims brought by the Company and certain of its subsidiaries against the Defendants, Platinum Equity LLC, a California based private equity firm, and PFrank LLC, a special purpose entity formed by Platinum (the "Platinum Litigation"). The Final Judgment was subsequently appealed to the Delaware Supreme Court by the defendants.

The Company and its affiliates in the consolidated bankruptcy case have executed a document signed by the parties thereto under dates of October 19 and October 21, 2007, entitled "Settlement Agreement and Mutual General Releases" (the "Settlement Agreement") with the Defendants to resolve the Platinum Litigation, including the Final Judgment and the appeal of the Final Judgment. The Company intends to file a motion with the Bankruptcy Court seeking court approval of that settlement. Pursuant to the Settlement Agreement, the Company has (subject to Bankruptcy Court approval) agreed to release its claims against the Defendants and related parties in exchange for a payment to the Company of $17.8 million. A copy of the Settlement Agreement is attached as Exhibit 99 and is incorporated herein by reference.

Any amounts collected by the Company under the Settlement Agreement will be subject to deductions on account of a contingency fee that is payable to the Company's law firm related to the prosecution of the Company's claims (30% of the amount collected by the Company plus costs incurred by such law firm).

Cautionary Note Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly with respect to the collection of amounts owed under the Settlement Agreement. The Company's collection of the Settlement Agreement, in whole or in part, is subject to, among other factors, (a) the risk that the Bankruptcy Court might not approve the terms of the settlement; and (b) the risks and uncertainties, and costs and delays, that may be associated with closing of the Settlement Agreement.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

Exhibit 99 described by the Exhibit Index that appears immediately following the signature is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKFORT TOWER INDUSTRIES, INC.

Date: October 19, 2007	By:	/s/ Horace Ward 10/20/07
Horace Ward
Bankruptcy Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99	Settlement Agreement and Mutual General Releases dated October 19 and 21, 2007, by and among the Company (and its affiliates), Platinum Equity LLC, and PFrank LLC